Exhibit 10.1

AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into on February 23, 2007 (the “Effective Date”) by and between National Medical Health Card Systems, Inc. (the “Company”) and Thomas W. Erickson (“Mr. Erickson”).

RECITAL

WHEREAS, the Company and Mr. Erickson desire to enter into an agreement pursuant to which Mr. Erickson will provide services to the Company in the capacity of a Director on the Board of Directors (the “Board”) of the Company and the non-executive Chairman of the Board.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Retention of Mr. Erickson; Duties.

1.1 Retention of Mr. Erickson. The Company hereby retains Mr. Erickson to serve as a the non-executive Chairman of the Board, and Mr. Erickson hereby accepts such position, in each case subject to and in accordance with the provisions of this Agreement.

1.2 Duties. During the Term of this Agreement, Mr. Erickson agrees to serve as non-executive Chairman of the Board and the Company agrees to retain Mr. Erickson in such capacity. Mr. Erickson shall have the normal duties, responsibilities and authority of such position, as set forth in Article 6.06 of the Bylaws of the Company, attached to this Agreement as Exhibit A, subject to the power of the Board to expand or limit such duties, responsibilities and authority in a manner consistent with the foregoing. Mr. Erickson shall devote reasonable time and efforts in the discharge of his duties and, among other things, shall use his best efforts to attend each and every meeting of the Board and of any committee of the Board on which he serves and to otherwise meet with and be available periodically to consult with the Company’s senior management as and when appropriate or reasonably requested by the Board. Subject to the foregoing, Mr. Erickson shall devote sufficient time and efforts to the affairs of the Company and the performance of his obligations under this Agreement, but shall not be required to follow any formal schedule of duties or assignments or any specified time commitment or to perform the duties at any particular location. In the interest of clarity, the parties acknowledge that Mr. Erickson shall not be required to devote full time or efforts to the Company in performance of such duties. The services of Mr. Erickson to the Company are not deemed to be exclusive, and Mr. Erickson shall be free to engage in any other business or to render similar services to others unless and except to the extent that such other activities or services unreasonably interfere with the ability of Mr. Erickson to perform his duties and responsibilities under this Agreement. In particular, but not by way of limitation, the Company acknowledges and agrees that as of the Effective Date, (i) Mr. Erickson serves on the Boards of Directors of Luminex Corporation and PATHCare, Inc., and related entities, and (ii) Mr. Erickson, through his consulting company, has been engaged to provide services to New Mountain Capital, L.L.C. and affiliated entities. Mr. Erickson may engage independently or with others, for his own account and for the accounts of others, in other business ventures and activities of every nature and description. The Company shall not have any rights or obligations by virtue of this Agreement in and to Mr. Erickson’s independent ventures and activities or the income or profits derived therefrom.

1.3 Contractor Relationship. Mr. Erickson is an independent contractor to the Company and Mr. Erickson is not an employee of the Company. The Company will report all payments to be made hereunder on Forms 1099 as payments to Mr. Erickson for independent contracting services, and will not report any payments on Form W-2. Mr. Erickson shall not be treated for any purposes as an employee of the Company and, except as otherwise specifically provided herein, Mr. Erickson shall not be entitled to participate in any employee benefit plans or programs of the Company.

2. Term and Termination.

2.1 Term. The Term (herein so called) of Mr. Erickson’s engagement under this Agreement shall be one (1) year commencing on the Effective Date (unless terminated earlier pursuant to the provisions of this Agreement or extended by mutual written agreement of the parties).

2.2 Termination of Services. Acting upon written resolution ratified by a majority of the Board, the Board may request Mr. Erickson to resign as a member of the Board at any time for any reason and Mr. Erickson shall be obligated to resign from the Board in the event that such actions are properly taken. Alternatively, Mr. Erickson may resign from the Board at any time for any reason upon written notice to the Company. At the time that Mr. Erickson’s service on the Board ends (the “Termination Date”), this Agreement shall terminate and the Company shall pay Mr. Erickson within fifteen (15) days following the Termination Date all accrued but unpaid compensation due hereunder and any reimbursable business expenses incurred by Mr. Erickson in connection with Mr. Erickson’s duties hereunder which have not been previously reimbursed, all through the Termination Date. In the event of Mr. Erickson’s death or Disability (defined below) during the Term, the Termination Date shall be deemed to be the last day of the month during which his death or Disability occurs and the Company shall pay to Mr. Erickson all accrued but unpaid compensation due hereunder and any reimbursable business expenses incurred by Mr. Erickson in connection with Mr. Erickson’s duties hereunder which have not been previously reimbursed, all through the Termination Date. In addition, if during the first year of the Term Mr. Erickson’s service on the Board ends for any reason (other than the voluntary resignation of Mr. Erickson or Mr. Erickson’s Termination for Cause (defined below)), the Company shall continue to pay Mr. Erickson the base compensation pursuant to Section 3.1 for the remainder of the first year of the Term as if Mr. Erickson’s service had continued for the full year. For purposes of this Agreement, (i) “Disability” means disability which, at least 90 days after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Mr. Erickson or Mr. Erickson’s legal representative (such agreement as to acceptability not to be withheld unreasonably) and (ii) “Termination for Cause” means the termination of Mr. Erickson by the

Company for the commission by Mr. Erickson of a felony or the commission by Mr. Erickson of a fraudulent or dishonest act that has had or could reasonably be expected to have a material adverse effect on the Company following written notice to Mr. Erickson specifying the act and material adverse effect on the Company in reasonable detail, or a material breach by Mr. Erickson of his obligations hereunder (including, without limitation, a breach of any of his obligations under Section 1.2) which, if curable, is not cured within fifteen (15) days after written notice by the Company specifying the breach in reasonable detail.

3. Compensation and Benefits.

3.1 Base Compensation. Commencing on the Effective Date and for so long as Mr. Erickson remains on the Board, the Company agrees to pay to Mr. Erickson annual fees of $250,000 (or such greater amount as may be determined from time to time by the Board or the Compensation Committee thereof) payable in twelve equal monthly installments.

3.2 Additional Benefits. During the Term, Mr. Erickson shall be entitled to the following fringe benefits:

3.2.1 Benefits. Upon the written request of Mr. Erickson at any time during the Term, the Company shall provide or reimburse Mr. Erickson for health, life and disability insurance and other benefits having such terms and benefits commensurate with those now generally made available or later made generally available to the Company’s most senior employees; provided, however, that, except as otherwise specified herein, Mr. Erickson shall not be entitled to receive any cash or equity compensation customarily paid by the Company to the members of its Board in their capacity as such. A termination or expiration of this Agreement for any reason or for no reason shall not affect any rights which Mr. Erickson may have pursuant to any agreement, policy, plan, program or arrangement of the Company or any of its subsidiaries or affiliates providing such benefits, which rights shall be governed by the terms thereof.

3.2.2 Reimbursement for Expenses. In addition to the base compensation and bonuses described herein, the Company shall reimburse Mr. Erickson for reasonable and properly documented out-of-pocket business, travel, hotel and/or entertainment expenses incurred by Mr. Erickson during the Term of this Agreement in connection with his duties under this Agreement, including without limitation all reasonable charges and expenses incurred by Mr. Erickson with respect to clerical, technical and office support and supplies, as applicable, including telephone and internet service, Blackberries and similar communication devices of Mr. Erickson’s choice consistent with his fulfillment of his responsibilities pursuant to this Agreement. Any such expenses shall be submitted by Mr. Erickson to the Company on a periodic basis and will be paid by the Company in accordance with standard Company policies and procedures. The Company and Mr. Erickson acknowledge that a portion of the cost of certain benefits payable to Mr. Erickson under this Section will be reimbursed by or allocated to other entities to whom Mr. Erickson provides services, and agree that such reimbursement or allocation shall continue in the future until such time as the other entities to whom Mr. Erickson provides services terminate or modify the arrangement. The Company shall also reimburse Mr.

Erickson for all reasonable and properly documented legal and other expenses related to the development, negotiation, finalization and consummation of this Agreement and the understandings embodied herein.

3.3 One-Time Stock Option Award. The Company shall make a one-time stock option award to Mr. Erickson for 100,000 shares of the Company’s common stock pursuant to the Company’s 1999 Stock Option Plan (the “Plan”), pursuant to the terms and subject to the conditions set forth on Exhibit B hereto.

4. Indemnification and Insurance.

4.1 Indemnification by the Company. The Company and Mr. Erickson shall enter into the Indemnification Agreement attached as Exhibit C hereto.

5. Confidential Information; etc.

5.1 Confidential Information. Mr. Erickson acknowledges that the information, observations and data (including trade secrets) obtained by Mr. Erickson while serving a Director of the Company and its subsidiaries concerning the business or affairs of the Company or any subsidiary (“Confidential Information”) are the property of the Company or such subsidiary. Therefore, Mr. Erickson agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that Mr. Erickson is legally compelled to disclose such Confidential Information. If at any time during Mr. Erickson’s service on the Board of the Company or any subsidiary, Mr. Erickson believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Mr. Erickson may have to current or former clients or employers, Mr. Erickson may advise the Board so that Mr. Erickson’s duties can be modified appropriately. As used in this Agreement, “Confidential Information” specifically excludes information that (i) becomes generally available to the public other than as a result of disclosure by Mr. Erickson, (ii) was available to Mr. Erickson on a nonconfidential basis prior to its disclosure to Mr. Erickson by the Company or its subsidiaries, (iii) relates to the tax structure of any transaction, or (iv) becomes available to Mr. Erickson on a nonconfidential basis from a source other than the Company or its subsidiaries or their respective representatives.

5.2 Nonsolicitation. During the Term and for two years thereafter, Mr. Erickson shall not directly or indirectly through another person or entity directly solicit any employee of the Company or any subsidiary to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary and any employee thereof.

5.3 No Disparagement. Following the conclusion of the Term, neither the Company nor any of its subsidiaries, on the one hand, nor Mr. Erickson, on the other hand, shall make any negative or disparaging statements or communications regarding the other except where such negative or disparaging statement or communication is necessary to comply with applicable law or court order.

5.4 Enforcement. If, at the time of enforcement of this Section 5, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum scope reasonable under such circumstances shall be substituted for the stated scope. Because Mr. Erickson’s services are unique and because Mr. Erickson has access to Confidential Information, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company and Mr. Erickson or their successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

6. Miscellaneous.

6.1 Payment Obligations. The Company’s obligation to pay Mr. Erickson the compensation and other amounts in accordance with this Agreement and to make the arrangements provided herein shall be unconditional, and Mr. Erickson shall not have any obligation whatsoever to mitigate damages hereunder by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Mr. Erickson hereunder or otherwise. Without limiting the rights of Mr. Erickson at law on in equity, if the Company fails to make any payment required to be made under this Agreement on a timely basis after receipt of written notice thereof from Mr. Erickson, the Company shall pay interest (accruing after the date of such notice) on the amount thereof at an annualized rate of interest equal to the so-called composite “prime rate” as quoted from time to time during the relevant period in the Midwest Edition of The Wall Street Journal. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

6.2 Deferred Compensation. This Agreement shall be administered to the extent possible in a manner that complies with the requirements of Section 409A(a)(2), (3) and (4) of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulatory or other guidance issued under such subsections to avoid the consequences of plan failures as set forth in Code Section 409A(a)(1).

6.3 Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

6.4 Entire Agreement; Modifications. Except as otherwise provided herein, this Agreement represents the sole, entire, and complete understanding among the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof. All modifications to the Agreement must be in writing and signed by Mr. Erickson and the Company.

6.5 Notices. All notices and other communications under this Agreement shall be in writing and shall be given by first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three business days after mailing to the respective persons named below:

If to the Company:	26 Harbor Park Drive
Port Washington, New York 11050
Attention: Chief Executive Officer

With a copy of all notices to the Company to:	Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103
Attention: Steven I. Suzzan

If to Mr. Erickson:	Mr. Thomas W. Erickson
At address listed in the
Company’s records

With a copy of all notices to Mr. Erickson to:	Jackson Walker L.L.P.
901 Main Street, Suite 6000
Dallas, Texas 75202
Attention: Michael E. Taten

Any party may change such party’s address for notices by notice duly given pursuant to this Section.

6.6 Headings; Construction. The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement. When references are made to the subsidiaries or affiliates of the Company in this Agreement, such reference shall be deemed to include all present and future subsidiaries and affiliates.

6.7 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any Dispute (defined below) arising out of or relating to this Agreement or Mr. Erickson’s service on the Board initiated by Mr. Erickson shall be brought in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such

Dispute, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Dispute shall be heard and determined only in any such court, and agrees not to bring any Dispute arising out of or relating to this Agreement in any other court. Any Dispute arising out of or relating to this Agreement or Mr. Erickson’s service on the Board initiated by the Company shall be brought in the courts of the State of Texas, County of Dallas, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Texas, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Dispute, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Dispute shall be heard and determined only in any such court, and agrees not to bring any Dispute arising out of or relating to this Agreement in any other court. The parties agree that any or all of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement among the parties irrevocably to waive any objections to venue or to convenience of forum. Each party hereto consents to service of any process, summons, notice or document in any Dispute by registered first-class mail, postage prepaid, return receipt requested or by nationally recognized courier guaranteeing overnight delivery in accordance with Section 6.5 hereof and agrees that such service of process shall be effective service of process for any Dispute brought against it in any such court. As used in this Section, “Dispute” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); any body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power; or any arbitrator.

(b) WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EACH OF THE PARTIES HEREBY IRREVOCABLY, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. SUCH ACTION OR PROCEEDING SHALL INSTEAD BE TRIED BY A COURT IN THE APPLICABLE FORUM BY A JUDGE SITTING WITHOUT A JURY.

6.8 Expenses. Subject to the provisions of Section 4.1, in the event of any litigation regarding the rights and obligations under this Agreement, all fees and expenses incurred in connection with such litigation shall be paid by the party incurring such fees or expenses.

6.9 Severability. Should any court of competent jurisdiction determine that any provision of this Agreement is illegal or unenforceable to any extent, such provision shall be enforced to the extent permissible and all other provisions of this Agreement shall continue to be enforceable to the extent possible.

6.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

6.11 Survival of the Company’s Obligations. The Company’s obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business, or similar event relating to the Company. This Agreement shall not be terminated by any merger, consolidation, or other reorganization of the Company. In the event any such merger, consolidation, or other reorganization shall be accomplished by transfer of stock or other equity or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon and inure to the benefit of the surviving or resulting entity or person and, in the case of a transfer of assets, as a condition of such transfer the transferee entity shall assume all of the Company’s obligations, as the case may be, under this Agreement (including without limitation those set forth in Section 4). The provisions of this Agreement that by their terms are intended to survive the termination of this Agreement, including without limitation the provisions contained in Sections 2.2, 3.3, 4, 5 and 6, shall survive the termination of this Agreement indefinitely.

6.12 Assignment. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that this Agreement shall not be assignable by any of the Company or Mr. Erickson without the prior written consent of the other party.

6.13 Withholding. It is not expected that the compensation and benefits payable to Mr. Erickson hereunder will be subject to the withholding of taxes. If any such withholding is required, the Company shall be permitted to reduce the compensation and benefits payable to Mr. Erickson hereunder by any federal, state, local and other withholdings and similar taxes and payments required by applicable law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE COMPANY:

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.

By:	/s/ James F. Smith
Its:	Chief Executive Officer and President

/s/ Thomas W. Erickson
Thomas W. Erickson

Exhibit B to Chairman Agreement (the “Agreement”) between National Medical Health Card Systems, Inc. (“NMHC”) and Thomas Erickson (“Erickson”).

Options: 100,000 options to purchase common stock of NMHC under the 1999 Plan

Term: Ten years

Grant Effective Date: Upon approval by the disinterested members of the Compensation Committee or Board on a date as soon as practicable following, but in no event more than 7 days after, the date on which NMHC is no longer delinquent in respect of its obligation to file quarterly report(s) with the Securities and Exchange Commission.

Exercise Price: Closing price on Grant Effective Date

Vesting: The options would become exercisable upon the satisfaction of the following two conditions: (i) Erickson shall been a director for at least one year from the date of the Agreement (the “First Anniversary”) or Erickson shall have resigned at the request of the Board or have been otherwise involuntarily terminated (in either case other than a Termination for Cause) on or prior to the First Anniversary and (ii) a Change in Control shall have occurred. The options would also immediately vest upon a Change in Control of NMHC prior to the First Anniversary. If Erickson’s service as a Director terminates prior to the First Anniversary as a result of his death or his permanent and total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended), and a Change of Control should later occur during the Term of the option, then a portion of the 100,000 options (proportionate to the number of days of service Erickson completed prior to his death or permanent and total disability compared to 365) shall vest immediately upon and be exercisable by Erickson (or his estate or personal representative) in connection with the Change in Control.

Change in Control: “Change in Control” shall mean the occurrence of any of the following after the date of the Agreement:

1. any person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than New Mountain Partners, L.P., New Mountain Affiliated Investors, L.P. or any of their affiliates, becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then outstanding voting securities of Company;

2. a consolidation, merger or reorganization of the Company, unless (A) the stockholders of Company immediately before such consolidation, merger or reorganization own, directly or indirectly, at least a majority of the combined voting power of the surviving corporation or of a corporation directly or indirectly beneficially owning a majority of the voting securities of the surviving corporation, and (B) individuals who were members of the Board immediately prior to the execution of the agreement providing for such consolidation, merger or reorganization constitute a majority of the board of directors of the surviving corporation or of a corporation directly or indirectly beneficially owning a majority of the voting securities of the surviving corporation;

3. approval by the stockholders of the Company of a complete liquidation or dissolution of Company,

4. the consummation of a sale or other disposition of all or substantially all of the assets of the Company (other than to an entity described in (2) above); or

5. any other event or transaction which the Board, acting in its discretion, designates as a Change in Control.

Except as otherwise set forth herein, the options described herein shall be granted pursuant to a stock option agreement substantially in the form presented to Mr. Erickson.